Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172925 on Form F-3 of our report dated 18 March 2013, relating to the consolidated financial statements of Abbey National Treasury Services plc (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2011 accompanying consolidated financial statements) appearing in this Annual Report on Form 20-F of Abbey National Treasury Services plc for the year ended 31 December 2012, and to the reference to us under the heading “Selected Financial Data” in such Annual Report on Form 20-F.

DELOITTE LLP

London, UK

22 March 2013